                                                                    EXHIBIT 99.1

[SCHAWK LOGO]


AT SCHAWK, INC.:                            AT DRESNER CORPORATE SERVICES:
JAMES J. PATTERSON                          KRISTINE WALCZAK
SR. VP AND CFO                              312-726-3600
847-827-9494                                kwalczak@dresnerco.com
jpatterson@schawk.com

                    SCHAWK, INC. ANNOUNCES INCREASED EARNINGS
                       IN THE FOURTH QUARTER AND FULL YEAR

                o Q4 EPS OF 18 CENTS IN 2003 VERSUS 17 CENTS IN 2002

                o FULL YEAR EPS OF 78 CENTS IN 2003 VERSUS 62 CENTS IN 2002

                o Q1 04 OUTLOOK LOWER THAN ESTIMATE

DES PLAINES, IL, FEBRUARY 24, 2004--SCHAWK, INC. (NYSE: SGK), North America's leading provider of digital imaging graphics services to the consumer products industry, reported fourth quarter earnings of $0.18 per fully diluted share, compared to $0.17 per fully diluted share in the prior-year fourth quarter. In addition, the Company reported annual earnings of $0.78 per share for the year ended December 31, 2003, a 26 percent increase over $0.62 per share for the prior year.

Net income was $3.9 million in the fourth quarter of 2003, compared with $3.7 million in the prior-year fourth quarter. Net income for the year ended December 31, 2003, was $17.0 million, compared to $13.5 million in the prior year.

FOURTH QUARTER ENDED DECEMBER 31, 2003

Schawk reported net sales of $50.2 million for the fourth quarter of 2003, compared to sales of $49.0 million in the same quarter of 2002, a 2.4 percent increase. Strong revenues on the graphics services for consumer products packaging side of the business, which increased 4.7 percent, were offset by 11.4 percent lower revenues in the graphics services for advertising agency business compared to the fourth quarter of 2002. Currently, 88 percent of the Company's revenues are derived from consumer products packaging accounts and the remainder is primarily advertising agency accounts.

Gross margin for the fourth quarter of 2003 increased to 38.6 percent from 37.5 percent in the prior-year fourth quarter, primarily due to maintaining cost levels while increasing sales.

Operating income for the fourth quarter of 2003 was $6.0 million compared to $6.6 million in the same period last year. The decrease in operating income is primarily due to a $1.0 million increase in general and administrative costs in the fourth quarter of 2003 resulting from a combination of $0.5 million of higher staffing costs in the fourth quarter of 2003 and $0.5 million of unusually low costs in the fourth quarter of 2002. The increased staffing costs in the fourth quarter of 2003 consisted of $0.3 million of higher costs in Asia in connection with the



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SCHAWK FOURTH-QUARTER AND FULL-YEAR 2003 RESULTS



addition of new management to prepare for growth, and $0.2 million of increased costs related to integrating new business. The unusually low costs in the same period of 2002 were primarily from various non-recurring reductions in general and administrative costs, as well as higher exchange gains in 2002 compared to 2003.

The decrease in operating margin to 11.9 percent from 13.5 percent was primarily due to the higher general and administrative costs as described above.

Other income (expense) increased to $0.1 million of other income from $0.4 million of other expense in the prior-year fourth quarter, due to lower interest expense and the favorable resolution of a contingency of $0.5 million related to prior disposition of a business. Interest expense for the fourth quarter of 2003 was $0.4 million versus $0.6 million in the same period of 2002, primarily due to lower debt levels as a result of a reduction in debt in 2003 and lower interest rates on the floating rate portion of the Company's debt.

Income tax expense for the fourth quarter of 2003 was at an effective tax rate of 35.8 percent compared to 41.3 percent in the fourth quarter of 2002. The decreased effective rate was due to state tax refunds and the results of other tax planning strategies in the fourth quarter of 2003.

YEAR ENDED DECEMBER 31, 2003

For the year ended December 31, 2003, net sales were $201.0 million, compared to $186.2 million for the prior year, an 8.0 percent increase. Substantially all of the growth in sales was from internal growth, not from acquisitions. Schawk's direct consumer products packaging related business was strong in 2003, as it increased 9.8 percent. New accounts added to the Company's client roster in 2003 also contributed to the sales growth. Consumer products companies added a number of line extensions and promotions to their most popular food and beverage brands in 2003, increasing volume for Schawk. However, the Company's advertising agency business was down 3.1 percent for the full year 2003 due to decreased advertising agency spending.

Gross margin for the year ended December 31, 2003, was 40.9 percent compared to
39.8 percent in the prior year. The higher gross margin is primarily due to the increase in sales, as well as a reduction in material usage, as computer to plate workflows obviate the need for photographic film.

Operating income for 2003 was $27.5 million versus $22.0 million in 2002. The increase in operating income was primarily due to increased sales and lower costs as a result of efficiency-related efforts over the past two years. In addition, incorporated in the calculation of operating income for 2002 were $2.6 million of special charges, including $2.2 million for impairment of long-lived assets and $0.4 million of severance costs classified as restructuring and other charges. No significant asset impairments were noted in 2003.

The operating margin for 2003 was 13.7 percent compared to 11.8 percent in the prior year for the same reasons that operating income increased.

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SCHAWK FOURTH-QUARTER AND FULL-YEAR 2003 RESULTS



Other income (expense) for the year ended December 31, 2003, was $0.3 million of expense, compared to $2.3 million of expense in the prior year. The $2.0 million decrease in expense was due to the following items: lower net interest expense of $0.7 million from lower rates and lower borrowing levels; favorable litigation settlement of $0.4 million; favorable resolution of a contingency related to a prior disposition of a business of $0.5 million and proceeds from a life insurance policy of $0.4 million.

Income tax expense for the year ended December 31, 2003, was at an effective rate of 37.7 percent. The effective rate in 2002 was 31.5 percent; significantly lower than 2003 due to state tax refunds and the settlement of an outstanding tax obligation.

OTHER INFORMATION

Depreciation and amortization expense was $2.8 million for the fourth quarter of 2003 and $3.0 million for the fourth quarter of 2002. For the year 2003, depreciation and amortization was $11.4 million compared to $12.0 million in the prior year.

Capital expenditures in the fourth quarter of 2003 were $1.6 million compared to $1.9 million in the fourth quarter of 2002. For the year 2003, capital expenditures were $6.9 million compared to $7.6 million in the prior year.

The Company entered into a private placement for $25 million of long-term debt in December of 2003. The debt has a ten-year term and is at a fixed rate of 4.90 percent on the first $15 million, which was drawn in December 2003, and 4.98 percent on the remaining $10 million to be drawn April 30, 2004. The initial proceeds were used to fund acquisitions and reduce amounts outstanding on our credit facility to zero.

MANAGEMENT COMMENTS

David A. Schawk, president and chief executive officer commented, "We had a very successful year in 2003. Our sales and profits increased significantly over the prior year as a result of executing our strategic plan. Sales growth of eight percent was derived entirely from internal growth, due in part to our business development team's success in securing new clients. The business development team was organized as a separate group at the beginning of 2003, and they are making great strides in getting Schawk's extensive service offerings in front of new prospects. Net profits grew 26 percent, as we achieved higher operating profits on increased sales. Also, strong cash flow reduced our debt, which lowered interest expense and also contributed to increased profits."

Mr. Schawk continued "The fourth quarter of 2003 marked the ninth consecutive year-over-year quarterly increase in net income and earnings per share for Schawk. These results reflect the improvement we set out to achieve through our strategic plan, and we view the drop in operating profit in the fourth quarter as a temporary pause. We expect that spending in the fourth quarter for infrastructure to integrate some of the new business we won and to position Schawk to take on increasing levels of business globally will result in increased profits in future periods."


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SCHAWK FOURTH-QUARTER AND FULL-YEAR 2003 RESULTS



First Quarter of 2004 Outlook

Mr. Schawk continued, "Thus far, the first quarter of 2004 has opened softer than anticipated due to a number of factors, the most significant of which were continuing weakness in the advertising portion of the business and transition costs related to integrating our acquisitions. In addition, certain locations that serve consumer products companies packaging needs also had lower sales and profits than plan in the month of January due to a slow start to 2004 in graphic services volumes from Schawk's clients. Despite the lower initial results, we are encouraged by signs of increased activity at virtually all of our locations. It is too early to tell whether the slow start to the year will negatively impact the balance of 2004, therefore, we are not giving any new guidance on the full year of 2004 at this time.

Summary

Mr. Schawk concluded, "We look forward to a stronger year in 2004 than in 2003 in terms of both sales and profits. Recently, and as previously announced, we completed the acquisition of three businesses - Blue Mint, Pixxon and Virtual Color. While the initial months of integration have resulted in lower profits, all three of these acquisitions are anticipated to be accretive to earnings for the full year of 2004. On the internal growth front, we were awarded new business in January and February 2004, which when combined with our new business wins at the end of 2003, bode well for strong organic growth in 2004. In addition, our completed acquisitions and the continuation of our acquisition plans in 2004 should help us achieve our goal of 20 percent growth in sales.

Schawk invites you to join its Fourth Quarter and Full Year 2003 Earnings Conference Call, on Tuesday, February 24, 2004, at 9:30 a.m. central time. Hosting the call will be David A. Schawk, president and CEO, A. Alex Sarkisian, executive vice president and corporate secretary, and James J. Patterson, senior vice president and CFO. To join us on the call, please dial 800-218-0530 or 303-262-2140 at least five minutes prior to the start time and ask for the Schawk, Inc. conference call, or on the Internet at http://www.actioncast.acttel.com, event ID 19889. If you are unavailable to participate on the call, a replay will be available through March 2 at 11:59 p.m. eastern time, by dialing 800-405-2236 or 303-590-3000, entering pass code 567354, and following the prompts. The replay will also be available on the Internet at http://www.actioncast.acttel.com, event ID 19889, for 30 days.

Schawk, Inc., headquartered in suburban Chicago, is a leading supplier of digitized high resolution color graphic services, brand consulting and design and an array of digitally based workflow solutions, all aimed at bringing enhanced value to its clients. Schawk provides these advanced services for the food, beverage, and consumer products packaging, point of sale, and advertising markets.

Certain statements in this press release are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended and are subject to the safe harbor created thereby. These statements are made based upon current expectations and beliefs that are subject to risk and uncertainty. Actual results might differ materially from those contained in the forward-looking statements because of factors, such as, among other things, the strength of the United States economy in general and specifically market conditions for the consumer products industry, the level of demand for Schawk's services, loss of key management and operational personnel, our ability to implement our growth strategy, the stability of state, federal and foreign tax laws, our ability to identify and exploit industry trends and to exploit technological advances in the imaging industry, our



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SCHAWK FOURTH-QUARTER AND FULL-YEAR 2003 RESULTS

ability to continue to implement our restructuring plan, the stability of political conditions in Asia and other foreign countries in which we have production capabilities, terrorist attacks and the U.S. response to such attacks, as well as other factors detailed in Schawk, Inc.'s filings with the Securities and Exchange Commission.

For more information about Schawk, visit our website at www.schawk.com.

                         Financial Tables to Follow. . .


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SCHAWK FOURTH-QUARTER AND FULL-YEAR 2003 RESULTS



                                  SCHAWK, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                  THREE MONTHS ENDED DECEMBER 31, 2003 AND 2002
                                   (UNAUDITED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                       2003             2002
                                                     --------         --------
Net sales                                            $ 50,191         $ 49,004
Cost of sales                                          30,831           30,605
Selling, general, and administrative expenses          13,398           11,673
Restructuring and other charges                            --               89
                                                     --------         --------

Operating income                                        5,962            6,637

Other income (expense)
   Interest and dividend income                            21                7
   Interest expense                                      (429)            (614)
   Other income                                           510              234
                                                     --------         --------
                                                          102             (373)
                                                     --------         --------

Income before income taxes                              6,064            6,264

Income tax provision                                    2,168            2,584

                                                     --------         --------
Net income                                           $  3,896         $  3,680
                                                     ========         ========


Earnings per share
   Basic                                             $   0.18         $   0.17
   Diluted                                           $   0.18         $   0.17


Weighted average number of common and common
   equivalent shares outstanding                       22,185           21,609
Dividends per common share                           $ 0.0325         $ 0.0325


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SCHAWK FOURTH-QUARTER AND FULL-YEAR 2003 RESULTS




                                  SCHAWK, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      YEAR ENDED DECEMBER 31, 2003 AND 2002
                                   (UNAUDITED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                        2003             2002
                                                     ---------        ---------
Net sales                                            $ 201,031        $ 186,189
Cost of sales                                          118,859          112,165
Selling, general, and administrative expenses           54,636           49,361
Restructuring and other charges                             --            2,631
                                                     ---------        ---------

Operating income                                        27,536           22,032

Other income (expense)
   Interest and dividend income                             72              236
   Interest expense                                     (1,900)          (2,789)
   Other income                                          1,556              234
                                                     ---------        ---------
                                                          (272)          (2,319)
                                                     ---------        ---------

Income before income taxes and minority interest        27,264           19,713

Income tax provision                                    10,280            6,203
                                                     ---------        ---------

Income before minority interest                         16,984           13,510

Minority interest in net loss of subsidiary                 --               21
                                                     ---------        ---------

Net income                                           $  16,984        $  13,531
                                                     =========        =========


Earnings per share:
   Basic                                             $    0.79        $    0.63
   Diluted                                           $    0.78        $    0.62


Weighted average number of common and common
   equivalent shares outstanding                        21,839           21,675
Dividends per common share                           $    0.13        $    0.13




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SCHAWK FOURTH-QUARTER AND FULL-YEAR 2003 RESULTS



                                  SCHAWK, INC.
                           CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)


                                                     DECEMBER 31,   DECEMBER 31,
                                                        2003            2002
                                                     (UNAUDITED)
                                                     -----------    ------------
ASSETS
Current assets:
   Cash and cash equivalents                         $  5,227         $   2,051
   Trade accounts receivable, less allowance
     for doubtful accounts of $1,595 in 2003
     and $1,269 in 2002                                35,642            37,946
   Inventories                                          8,085             8,540
   Prepaid expenses and other                           3,902             3,539
    Refundable income taxes                             1,204               889
   Deferred income taxes                                2,086             1,713
                                                     --------         ---------
Total current assets                                   56,146            54,678

Property and equipment, net                            36,372            40,652
Goodwill, less accumulated amortization
   of $11,496 in 2003 and 2002                         62,936            60,476
Other assets                                            4,237             4,664
                                                     --------         ---------
Total assets                                         $159,691         $ 160,470
                                                     ========         =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Trade accounts payable                            $  5,108         $   4,696
   Accrued expenses                                    14,004            13,787
   Income taxes payable                                   446                --
   Notes payable to banks                                  --             3,281
   Current portion of long-term debt
     and capital lease obligations                      6,062             6,260
                                                     ---------        ---------
Total current liabilities                              25,620            28,024

Long-term debt                                         21,000            37,186
Capital lease obligations                                  21                46
Other                                                     970             1,029
Deferred income taxes                                   5,708             4,418

STOCKHOLDERS' EQUITY:
   Common stock                                           187               186
   Additional paid-in capital                          87,928            85,922
   Retained earnings                                   41,461            27,253
   Accumulated comprehensive income
    (loss), net                                         1,087            (1,558)
                                                     --------         ---------
                                                      130,663           111,803
   Treasury stock, at cost                            (24,291)          (22,036)
                                                     --------         ---------
Total stockholders' equity                            106,372            89,767
                                                     --------         ---------
Total liabilities and stockholders' equity           $159,691         $ 160,470
                                                     ========         =========

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